UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2024

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2024, the Board of Directors (the “Board”) of Nuburu, Inc. (the “Company”) approved an increase in the size of the Board from seven to eight directors and appointed Matteo Ricchebuono and Alessandro Zamboni to the Board. Mr. Ricchebuono and Mr. Zamboni will serve as Class I directors, with initial terms expiring at the Company’s 2026 Annual Meeting of Stockholders.

Mr. Ricchebuono, 49, is currently the President and Chief Executive Officer of SFE Société Financière Européenne SA. Mr. Ricchebuono has also served since May 2014 as a member of the Board Monaco MC of Groupe Financier de Gestion SAM, which is the investment manager of GFG Funds, a Luxembourg SICAV that manages four fixed income-focused funds available for European distribution. Prior to this role, Mr. Ricchebuono was a partner of Global Funds Europe in London, United Kingdom (UK), from March 2014 through February of 2020. Global Funds Europe acts as a distributor of third-party investment funds to Italian institutional investors and is the sole distributor for Lazard Feres Gestion in Italy. Prior to this role, Mr. Ricchebuono was in the Institutional Client Group and in the Debt Capital Market Group with Deutsche Bank in London, UK, from April 2006 through January 2014. Prior to this role, Mr. Ricchebuono was with UBS in London, UK, from July 2005 through March 2006. Mr. Ricchebuono also served at the retail desk of Banca IMI in Milan, Italy, which developed a range of retail financial products. Mr. Ricchebuono holds a Masters degree in Economics from the Bocconi University in Milan, Italy. The Company believes Mr. Ricchebuono is qualified to serve on its Board based on his extensive experience in the financial services industry and capital raising.

Mr. Zamboni, 45, worked for 11 years as equity partner and managing director of the management consulting company NIKE Group S.p.A., now part of Accenture, which specializes in regulatory and internal controls for banks and insurance firms. In 2014, Mr. Zamboni founded The AvantGarde Group, a venture builder based in Milan, Italy, which launched “Supply@ME,” a working capital (inventory) monetization platform listed on the UK Main Market since 2020, and “RegTech Open Project,” an operational resilience software platform recently listed on the UK Main Market. He is also the founding member of DevoLab, the SDA Bocconi’ think tank group focused on exponential technologies and innovations. Mr. Zamboni is currently the Chief Executive Officer of Supply@ME Capital plc. Mr. Zamboni holds a Bachelor of Arts (BA) degree in Economics from the University of Turin in Turin, Italy. The Company believes Mr. Zamboni is qualified to serve on its Board based on his extensive experience with strategic investing, capital raising, and business consulting.

John Bolton, who has been serving as a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee, resigned from the Board. Mr. Bolton’s resignation was not as the result of any disagreement with the Company.

As previously disclosed in a Current Report on Form 8-K filed by the Company on April 4, 2024, the Company entered into a Securities Purchase Agreement with certain accredited investors named therein (the “Investors”), pursuant to which the Investors have the right to nominate two directors for election to the Board. Mr. Ricchebuono and Mr. Zamboni are the Investor nominees. As non-employee directors, Mr. Ricchebuono and Mr. Zamboni will receive the standard compensation and equity awards paid to non-employee directors of the Company. The Company will also enter into its standard indemnification agreement with each of Mr. Ricchebuono and Mr. Zamboni, the form of which has been filed previously

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Description

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuburu, Inc.

Date:	May 3, 2024	By:	/s/ Brian Knaley
		Name: Title:	Brian Knaley Chief Executive Officer